As filed with the Securities and Exchange Commission on April 24, 2012

Registration Statement No. 333-156365

UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	55-0694814
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

P.O. Box 989

Bluefield, Virginia 24605-0989

(276) 326-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Mendez

President and Chief Executive Officer

P.O. Box 989

Bluefield, Virginia 24605-0989

(276) 326-9000

with copies to:

Sandra M. Murphy, Esq.

Bowles Rice McDavid Graff & Love LLP

600 Quarrier Street

Charleston, West Virginia 25301

(304) 347-1100

Approximate date of commencement of proposed sale to the public:

Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☑

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The sole purpose of this amendment is to remove from registration shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1.00 par value per share (“Preferred Stock”), a warrant to purchase Common Stock, $1.00 par value per share (the “Warrant”), and shares of Common Stock issuable upon exercise of the Warrant, in each case remaining unsold at the termination of an offering.

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3 (File No. 333-156365), originally filed with the Securities and Exchange Commission by the Registrant on December 19, 2008 (the “Registration Statement”). The Registrant filed the Registration Statement to register the potential resale of shares of Preferred Stock, the Warrant and shares of Common Stock issuable upon exercise of the Warrant by selling securityholders.

The Registrant issued shares of Preferred Stock and the Warrant to the United States Department of the Treasury (“Treasury”) in November 2008 pursuant to the Capital Purchase Program established by Treasury under the Troubled Asset Relief Program.

In July 2009, the Registrant repurchased from Treasury all shares of Preferred Stock held by Treasury. In November 2011, the Registrant repurchased the Warrant from Treasury, no portion of which had been previously exercised. As a result, as of the filing date of this Post-Effective Amendment No. 1, all of the securities issued to the Treasury have been repurchased by the Registrant.

Pursuant to the undertaking in Item 17 of the Registration Statement required by Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration the securities that remain unsold upon the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-156365) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bluefield, Commonwealth of Virginia, on April 24, 2012.

FIRST COMMUNITY BANCSHARES, INC.

By:	/s/ John M. Mendez
John M. Mendez
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-156365) has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Mendez	Director, President and Chief Executive Officer	April 24, 2012
John M. Mendez	(Principal Executive Officer)

/s/ David D. Brown	Chief Financial Officer (Principal Financial and	April 24, 2012
David D. Brown	Accounting Officer)

*	Director	April 24, 2012
Franklin P. Hall

*	Director	April 24, 2012
Richard S. Johnson

*	Director	April 24, 2012
I. Norris Kantor

*	Director	April 24, 2012
Robert E. Perkinson, Jr.

*	Director	April 24, 2012
William P. Stafford

*	Chairman of the Board of Directors	April 24, 2012
William P. Stafford, II

*    Signed pursuant to Powers of Attorney dated December 19, 2008, included as part of the signature page to the Registration Statement on Form S-3 of First Community Bancshares, Inc. filed December 19, 2008.

/s/ John M. Mendez

John M. Mendez

President and Chief Executive Officer